File Number: 43008-277

Web site:  www.langmichener.com






January 6, 2003

Ballard Power Systems Inc.
9000 Glenlyon Parkway
Burnaby, British Columbia
V5J 5J9

Dear Sirs:

Opinion of Counsel - Registration Statement on Form S-8

We have acted as Canadian counsel to Ballard Power Systems Inc. ("Ballard") in connection with the filing by Ballard with the United States Securities and Exchange Commission of a Registration Statement on form S-8 (the "Registration Statement") registering 67,869 common shares (the "Murry Shares") to be issued to Michael Murry pursuant to the terms of an employment agreement (the "Murry Employment Agreement") dated December 13, 2001 between Mr. Murry and Ballard.

In connection with the foregoing and for the purpose of the opinion hereinafter expressed, we have relied exclusively on a Certificate of Compliance dated December 27, 2002 issued to Ballard by the Director appointed under the Canada Business Corporations Act and on certified extracts dated today's date of the resolutions of the directors of Ballard adopted in connection with the Murry Employment Agreement.

We have also considered such questions of laws as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.

In all such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles.

Based upon the foregoing, we are of the opinion that:

     1. Ballard is validly existing as a corporation under the Canada Business Corporations Act; and

     2. the Murry Shares have been duly authorized and created and, once issued in accordance with the Murry Employment Agreement, will be validly issued and outstanding as fully paid and non-assessable common shares in the capital of Ballard.

We consent to the use and filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, and any amendments thereto or any Prospectus relating thereto.

Yours truly,

/s/ Lang Michener